Exhibit 10.63

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (the “Amendment”) is entered into as of March 19, 2009 between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”);

WITNESSETH:

WHEREAS, the Borrower and the Bank have entered into a certain Amended and Restated Credit Agreement dated as of December 17, 2007 (the “Credit Agreement”); and

WHEREAS, the Borrower has entered into a Risk Sharing Agreement dated as of February 20, 2009 with Student CU Connect CUSO, LLC, a Delaware limited liability company and in connection therewith the Borrower and the Bank have agreed to modify the definition of the term "Indebtedness" under the Credit Agreement; and

WHEREAS, the Borrower and the Bank have additionally mutually agreed to modify Schedule 1 to the Credit Agreement to provide for a revision of the Permitted Encumbrances under the Credit Agreement;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Capitalized terms which are not otherwise defined herein will have the same meaning ascribed to such terms in the Credit Agreement.

2.         The definition of the term “Indebtedness” set forth in Section 1.1 of the Credit Agreement is replaced with the following:

“Indebtedness” means (a) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services; (b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, to the extent the payment or collection of which the Borrower has guaranteed or in respect of which the Borrower is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, excluding however, (i) endorsements on instruments for collection in the ordinary course of business, (ii) the amount of any potential liability for guarantees or other payment obligations under the Risk Sharing Loan Program Agreement between the Borrower and Sallie Mae, Inc. dated as of July 17, 2007, as the same may be amended, modified or replaced, that under GAAP are not required to be, and have not been, recorded as a liability in the Borrower's Financial Statements; and (iii) the amount of any potential liability for guarantees or other payment obligations under the Risk Sharing Agreement between the Borrower and Student CU Connect CUSO, LLC dated as of February 20, 2009, as the same may be amended, modified or replaced, that under GAAP are not required to be, and have not been, recorded as a liability in the Borrower's Financial Statements; (c) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services to the extent the same are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such indebtedness or obligations; and (d) capitalized lease obligations of the Borrower.

3.         Schedule 1 originally attached to the Credit Agreement is replaced with Schedule 1 in the form attached hereto as Schedule 1.

4.         All other terms, conditions, provisions, representations and warranties set forth in the Credit Agreement not specifically relating to those items explicitly modified herein shall remain unchanged and shall continue in full force and effect. This Amendment shall, wherever possible, be construed in a manner consistent with the Credit Agreement; provided, however, that in the event of any irreconcilable inconsistency between the terms of this Amendment and the terms of the Credit Agreement, the terms of this Amendment shall control.

5.         The Borrower agrees to pay reasonable costs and expenses of the Bank, including reasonable attorneys’ fees, associated with the preparation, negotiation and execution of this Amendment and all related documents.

IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into as of the date written above.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Daniel M. Fitzpatrick

Daniel M. Fitzpatrick, Sr VP - CFO
Printed Name -	Title

JPMORGAN CHASE BANK, N.A.

By:	/s/ John V. Schlechte

John V. Schlechte, Senior Vice President

2

Schedule 1

Other Permitted Encumbrances

1.          Liens in favor of the Bank created pursuant to the requirements of this Agreement or otherwise;

2.          any lien or deposit with any governmental agency required or permitted to qualify it to conduct business or exercise any privilege, franchise or license, or to maintain self insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

3.          any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business (i) for amounts not yet due, or (ii) which do not exceed in aggregate $1,000,000, or (iii) which do exceed in aggregate $1,000,000 but for which adequate reserves have been established or deposits made to obtain the release of such liens;

4.          easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not materially detract from the value of such property or its marketability or its usefulness in its business;

5.          liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

6.          liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

7.          liens on property that secure only Indebtedness incurred for the purchase price of such property or liens related to capitalized lease transactions;

8.	precautionary UCC filings related to operating leases;

9.	other liens in effect as of the Closing Date; and

10.	liens securing other Indebtedness not in excess of $5,000,000.